UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 22, 2021

Glatfelter Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4350 Congress Street, Suite 600, Charlotte, North Carolina		28209
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 704 885-2555

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GLT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 22, 2021, Glatfelter Corporation, a Pennsylvania corporation (“Glatfelter”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with PHG Tea Leaves, Inc., a Delaware corporation and a wholly-owned subsidiary of Glatfelter (the “Buyer”), Ammon Ammon AG, a Liechtenstein company (the “Seller”), and the ultimate owners of the Seller, pursuant to which the Buyer agreed to purchase all of the outstanding equity interests of PMM Holding (Luxembourg) AG, a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg and a wholly-owned subsidiary of the Seller (the “Target Company”), from the Seller (the “Transaction”). The Target Company is the parent company of the Jacob Holm group (the “Jacob Holm Group”), a global manufacturer and leader of premium quality spunlace nonwoven fabrics for critical cleaning, high-performance materials, personal care, hygiene and medical applications.

The Buyer will acquire the Jacob Holm Group for an enterprise value of approximately $308 million. This enterprise value reflects a purchase price for the shares of the Target Company of approximately $163 million, subject to adjustment at closing, including for dividends previously paid by the Target Company, and the repayment at the closing of the Transaction of the Jacob Holm Group’s outstanding indebtedness, including its publicly listed bonds, of which approximately EUR 127.5 million were outstanding as of December 31, 2020.

Glatfelter intends to finance the Transaction, including the repayment at closing of the outstanding indebtedness of the Jacob Holm Group, along with the repayment of outstanding amounts under Glatfelter’s revolving credit facility and related Transaction costs and expenses, with new unsecured indebtedness. Glatfelter has obtained committed financing for this indebtedness pursuant to a Commitment Letter (the “Commitment Letter”) entered into on July 22, 2021, with HSBC Securities (USA) Inc., HSBC Bank USA, National Association, which provides commitments for a $215 million revolving credit facility, a €200 million term loan “A” facility (collectively, the “Credit Facilities”) and a $550 million bridge facility (collectively with the Credit Facilities, the “Facilities”). The funding of the Facilities is contingent on the satisfaction of customary conditions, including (i) execution and delivery of definitive documentation with respect to the Facilities in accordance with the terms set forth in the Commitment Letter and (ii) consummation of the Transaction. Glatfelter will be launching a process with the lenders under its existing credit facilities to amend such facilities to permit the consummation of the Transaction and make certain other changes (the “Amendment”). If the Amendment is successful, the foregoing commitments in respect of the Credit Facilities will terminate. No assurances can be given that the Amendment will be executed.

The Purchase Agreement contains customary representations and warranties made by each party. In addition, the parties have agreed to customary covenants, including customary restrictions on the conduct of the business of the Jacob Holm Group between signing and closing, and the Seller has agreed to provide certain post-closing recourse to the Buyer, subject to the limitations set forth in the Purchase Agreement.

The completion of the Transaction is subject to the satisfaction or waiver of customary closing conditions, including the receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Purchase Agreement has an initial termination date of six months, subject to extension for three months if the closing of the Transaction has not occurred solely due to a required regulatory approval not having been obtained and all other closing conditions are otherwise satisfied on such six-month date.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 8.01 Other events.

On July 22, 2021, Glatfelter issued a press release announcing the Transaction. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed herewith:

2.1	Share Purchase Agreement, dated July 22, 2021, by and among Glatfelter, PHG Tea Leaves, Inc., Ammon Ammon AG and the ultimate owners of Ammon Ammon AG.*

99.1	Press release, dated July 22, 2021, issued by Glatfelter Corporation.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules to the Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Glatfelter agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glatfelter Corporation

July 22, 2021	By:	/s/ Jill L. Urey
		Name:	Jill L. Urey
		Title:	Vice President, Deputy General Counsel & Corporate Secretary